Exhibit 34.1

                               [LOGO] SQUAR MILNER


             Report of Independent Registered Public Accounting Firm


Board of Directors
Accredited Home Lenders Holding Co.

We have examined management's assertion, included in the accompanying Servicer's Annual Report on Assessment of Compliance, that Accredited Home Lenders, Inc. (the "Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for publicly issued asset-backed securities transactions that were completed on or after January 1, 2006, for which the Company served as a servicer, and that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 for related asset-backed securities involving sub-prime first-lien and second-lien residential mortgage loans that were outstanding during the year ended December 31, 2006 (herein referred to as "the Platform"), except for criteria 1122(d)(1)(iii), which management has determined is not applicable to the activities performed by the Company with respect to the Platform. With respect to Items 1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iii) and
1122(d)(3)(iv), the Company's responsibilities are limited to the timely delivery of contractual payments and other information to the Indenture Trustee, Deutsche Bank National Trust Company, and the Company does not take responsibility for the reports or cash disbursements to investors. Management is responsible for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the applicable servicing criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria for the Platform and performing such other procedures, as we considered necessary in the circumstances. Our examination included selecting a sample of transactions and compliance activities related to the Platform during the examination period, and evaluating whether the Company processed those transactions and performed those activities in compliance with the applicable servicing criteria for the period covered by this report. Accordingly, our testing may not have included servicing activities related to each asset-backed transaction or security constituting the Platform. Our testing of selected transactions and compliance activities was limited to calculations, reports, and activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior

               SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
  Certified Public Accountants & Financial Advisors, Serving Clients Since 1982
4100 Newport Place Drive, Third Floor | Newport Beach, CA 92660    3655 Nobel Drive, Suite 500 | San Diego, CA 92122
Tel: 949-222-2999   Fax: 949-222-2989                                          Tel: 858-597-4100   Fax: 858-597-4111

                                            Website: www.squarmilner.com
to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the applicable servicing criteria.

As described in management's assertion included in the accompanying Appendix A, for servicing criteria 1122(d)(2)(i) and 1122(d)(4)(iv), the Company has engaged various vendors to perform activities required by these servicing criteria. The Company has determined that these vendors are not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply Interpretation 17.06.

Our examination disclosed material non-compliance with criterion 1122(d)(1)(i), as applicable to the Company during the twelve months ended December 31, 2006. The Company did not have documented policies and procedures for monitoring events of default noted in the Sale and Servicing Agreements for the Company's securitized transactions,

In our opinion, except for the material non-compliance described above, management's assertion that the Company complied with the aforementioned applicable servicing criteria, including servicing criteria 1122(d)(2)(i) and 1122(d)(4)(iv) for which compliance is determined based on Interpretation 17.06 as described above, as of December 31, 2006 and for twelve months ended December 31, 2006 for the Platform is fairly stated, in all material respects.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California
April 13, 2007